                                                                    EXHIBIT 99.1

NEWS RELEASE                       (CCA CORRECTIONS CORPORATION OF AMERICA LOGO)

Contact: Karin Demler: (615)263-3005

                       CORRECTIONS CORPORATION OF AMERICA
          ANNOUNCES 2005 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

NASHVILLE, TENN. - FEBRUARY 9, 2006 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company"), the nation's largest provider of corrections management services to government agencies, today announced its financial results for the three- and twelve-month periods ended December 31, 2005.

FINANCIAL REVIEW

FOURTH QUARTER OF 2005 COMPARED WITH FOURTH QUARTER OF 2004

For the three months ended December 31, 2005, the Company reported net income available to common stockholders of $23.4 million, or $0.58 per diluted share, compared with net income available to common stockholders of $14.9 million, or $0.38 per diluted share, for the same period in the prior year.

Financial results for the fourth quarter of 2005 included a pre-tax charge of approximately $1.0 million, or $0.02 per diluted share after taxes, for the previously announced acceleration of vesting of all outstanding stock options effective December 30, 2005. Excluding this special charge, net income available to common stockholders was $0.60 per diluted share for the fourth quarter of 2005. Financial results for the fourth quarter of 2004 included income tax charges related to an assessment by the Internal Revenue Service of taxes associated with prior refunds received by the Company during 2002 and 2003, partially offset by a net income tax benefit for the implementation of tax planning strategies. Excluding these items, net income available to common stockholders was $0.41 per diluted share for the fourth quarter of 2004.

Operating income for the fourth quarter of 2005 was $50.4 million, including the $1.0 million charge for the accelerated vesting of stock options, compared with $44.9 million for the fourth quarter of 2004. EBITDA Adjusted for Special Items ("Adjusted EBITDA") for the three months ended December 31, 2005, increased 14.0% to $67.1 million, compared with $58.9 million for the same period in 2004. The financial results for the three months ended December 31, 2005, were positively affected by a new management contract with the Federal Bureau of Prisons ("BOP") at the Company's Northeast Ohio Correctional Center that commenced in June 2005, as well as increased inmate populations at a number of the Company's facilities, including the Prairie, Lake City, Diamondback, and Crowley facilities.

Adjusted Free Cash Flow increased 37.6% to $41.5 million during the three months ended December 31, 2005, compared with $30.1 million generated during the same period in 2004, primarily as a result of the increase in net income, as well as a decrease in facility maintenance capital expenditures.

Financial results for the fourth quarter of 2005 were positively impacted by the successful pursuit of certain tax strategies at both the state and federal level, contributing to the favorable 31.9% effective tax rate for the fourth quarter of 2005, and 34.7% effective tax rate for the year ended December 31, 2005. The effective tax rate during the fourth quarter of 2004 was 44.7% resulting from the aforementioned

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 2


IRS assessment, and 40.2% for the year ended December 31, 2004. Although the Company implemented several successful tax strategies during 2005, certain of these strategies generated one-time benefits and were magnified by the recognition of deductible expenses associated with the Company's debt refinancing transactions completed during the first half of 2005. The Company currently estimates its 2006 tax rate to be approximately 38%.

YEAR ENDED DECEMBER 31, 2005 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2004

For the twelve months ended December 31, 2005, the Company generated net income available to common stockholders of $50.1 million, or $1.25 per diluted share, compared with $61.1 million, or $1.55 per diluted share, for the twelve months ended December 31, 2004. In addition to the $1.0 million charge for the accelerated vesting of stock options reflected during the fourth quarter of 2005, financial results for 2005 included a pre-tax charge of $35.3 million for refinancing transactions completed during the first and second quarters. Earnings per diluted share excluding these special items amounted to $1.84 per diluted share. Financial results for 2005 also included a charge of $0.03 per diluted share, net of taxes, for the amortization of restricted stock issued to employees who had historically been granted stock options.

In addition to the $0.03 per diluted share income tax charge during the fourth quarter of 2004, financial results for the year ended December 31, 2004, included an income tax benefit of $0.03 per diluted share during the third quarter of 2004, primarily resulting from a change in estimated income taxes associated with certain financing transactions completed during 2003. Therefore, these items had no net impact on diluted earnings per share for the year ended December 31, 2004.

Operating income for the twelve months ended December 31, 2005, increased to $176.9 million, compared with $173.4 million for the same period in the prior year. Operating income was negatively impacted by an increase in general and administrative expense, which included $2.7 million for stock-based compensation not reflected in the prior year, as well as an increase in depreciation and amortization expense primarily resulting from several expansions completed during 2004. Adjusted EBITDA for the year ended December 31, 2005, increased to $237.5 million compared with $226.9 million during 2004.

Adjusted Free Cash Flow increased 13.8% during 2005 to $128.2 million compared with $112.6 million during 2004. Adjusted Free Cash Flow was favorably impacted by a $12.2 million reduction in maintenance and technology capital expenditures and was negatively impacted by an increase in cash taxes paid by $12.3 million, primarily for the previously disclosed repayment during the first half of 2005 associated with excess refunds received by the Company in 2002 and 2003.

Earnings Per Diluted Share Excluding Special Charges, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.

OPERATIONS HIGHLIGHTS

For the three months ended December 31, 2005 and 2004, key operating statistics for the continuing operations of the Company were as follows:

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 3


                                             QUARTER ENDED DECEMBER 31,
                                             --------------------------
                  Metric                         2005         2004
                  ------                      ----------   ----------
Average Available Beds                            70,685       66,558
Average Compensated Occupancy                       93.1%        92.9%
Total Compensated Man-Days                     6,053,534    5,686,367
Revenue per Compensated Man-Day               $    51.66   $    49.76
Operating Expense per Compensated Man-Day:
   Fixed                                           28.05        27.57
   Variable                                         9.87         9.52
                                              ----------   ----------
   Total                                           37.92        37.09
                                              ----------   ----------
Operating Margin per Compensated Man-Day      $    13.74   $    12.67
                                              ==========   ==========
Operating Margin                                    26.6%        25.5%

Operating margins increased from 25.5% during the fourth quarter 2004 to 26.6% in the fourth quarter 2005. The increase in margins from the prior-year period was substantially the result of the aforementioned higher inmate populations at a number of the Company's facilities. The Company discloses a complete listing of occupancies by facility in its Supplemental Financial Information posted on its website at www.correctionscorp.com.

Total revenue for the fourth quarter of 2005 increased 9.9% to $317.2 million from $288.5 million during the fourth quarter of 2004, as total compensated man-days increased 6.5% to 6.1 million from 5.7 million compensated man-days, and as revenue per compensated man-day increased to $51.66 from $49.76, an increase of 3.8%. In addition, average compensated occupancy for the fourth quarter of 2005 increased to 93.1% from 92.9% in the fourth quarter of 2004. A significant factor affecting occupancy percentage was an increase in the previously reported design capacities of a number of facilities based on the nature of the customer utilizing the facilities. These reconfigurations are typically completed with minimal capital outlays. Excluding these changes in design capacity, average compensated occupancy for the three months ended December 31, 2005, would have been 95.2%.

Fixed expenses for the three months ended December 31, 2005, increased to $28.05 per compensated man-day compared with $27.57 per compensated man-day during the same period in 2004, an increase of $0.48 per compensated man-day. The increase in fixed expenses per compensated man-day was primarily the result of an increase in salaries and benefits of $0.39 per compensated man-day, as well as an increase in utilities of $0.24 per compensated man-day resulting from increasing energy costs. The increase in salaries and benefits was driven by annual pay increases, and the effects of increased staffing and overtime for the new contract at the Company's Northeast Ohio facility, as well as for overtime incurred to handle population increases at the Houston Processing Center, Lake City Correctional Facility, and the Prairie Correctional Facility.

Variable expenses for the fourth quarter of 2005 increased to $9.87 per compensated man-day compared with $9.52 per compensated man-day during the fourth quarter of 2004, an increase of $0.35 per compensated man-day. The increase in variable expenses per compensated man-day resulted primarily from an increase in expenses related to legal proceedings in which the Company is involved, partially offset by a reduction in inmate medical.

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 4


REFINANCING SUMMARY

Subsequent to year-end, the Company refinanced its senior bank credit facility, paying off the $139.0 million balance of the term portion of the facility with the proceeds from the issuance of $150.0 million of 6.75% senior unsecured notes due 2014, after paying-off the remaining $10.0 million balance of the revolving portion of the facility with cash on hand. In connection with the refinancing, the Company increased its borrowing capacity by obtaining a new $150.0 million revolving credit facility which currently has no outstanding balance. The new revolving credit facility is secured primarily by security interests in the Company's accounts receivable and is not secured by liens on any of the Company's real estate assets. The Company intends to use the new facility to fund capital expenditures and for general corporate purposes. As a result of the refinancing and repayments, the interest rates on all of the Company's outstanding indebtedness are fixed, with a total weighted average interest rate of 6.9%.

BUSINESS DEVELOPMENT UPDATE

On December 21, 2005, the Company announced that it had reached an agreement with the United States Immigration and Customs Enforcement ("ICE") to manage up to 600 detainees at the Company's T. Don Hutto Correctional Center in Taylor, Texas. The Company currently expects to begin receiving ICE detainees in late February 2006 and expects the facility will be substantially occupied before the end of the second quarter of 2006.

On January 11, 2006, the Company announced that it received notification from the Federal Bureau of Prisons ("BOP") of its intent not to exercise its renewal option at the Company's 1,500-bed Eloy Detention Center in Eloy, Arizona. On January 31, 2006, the Eloy facility housed approximately 300 inmates from the BOP and approximately 850 detainees from ICE pursuant to a subcontract between the BOP and ICE. The Company is currently in discussions with ICE about plans to allow ICE to continue utilizing the Eloy facility for existing and potential future requirements. However, the Company can provide no assurance that it will ultimately reach an agreement to continue housing ICE detainees at the Eloy facility.

In order to maintain an adequate supply of available beds to meet anticipated demand, while offering the state of Hawaii the opportunity to consolidate its inmates into fewer facilities, the Company recently commenced construction of the new 1,896-bed Saguaro Correctional Facility, located adjacent to the 1,596-bed Red Rock Correctional Facility currently under construction in Eloy, Arizona. The Saguaro facility is expected to cost approximately $100.1 million. Construction of the Red Rock Correctional Facility is expected to be completed late in the second or early third quarter of 2006, while construction of the Saguaro Correctional Facility is expected to be completed during the second half of 2007. The Company currently expects to relocate approximately 750 Alaskan inmates from the Florence Correctional Center to the Red Rock Correctional Facility, and to consolidate inmates from the state of Hawaii from several of the Company's facilities to the Saguaro Correctional Facility. The Company currently houses approximately 1,850 inmates from the state of Hawaii at several of its correctional facilities.

Commenting on the Company's financial results, President and CEO John Ferguson stated, "We are obviously pleased with the fourth quarter and full-year results for 2005, a year that ultimately reflected the benefits of a number of initiatives we have pursued for quite some time. With respect to revenues, we benefited from our recent contract with the Federal Bureau of Prisons at Northeast Ohio, as well as from higher inmate populations at a number of our recently completed expansions including Houston, Leavenworth and Lake City. We continued to strengthen our capital structure, as evidenced by the

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 5


refinancing completed in the first quarter of 2005, which significantly reduced interest expense for the year. Finally, we continued to control operating costs, experiencing an increase of less than 3% per man-day over 2004."

Ferguson continued, "Looking forward, we remain optimistic about prospects for our remaining inventory of beds. As a result, we commenced construction of our Red Rock facility in early 2005 and are now proceeding with our new Saguaro facility. Despite the cancellation of its contract with us at our Eloy facility, the Federal Bureau of Prisons has informed the private sector of a specific need for several thousand beds over the next five years. We continue to pursue the CAR 5 opportunity for 1,200 beds, which we expect will be awarded during the first half of the year. In addition, the Bureau of Immigrations and Custom Enforcement, under its Secure Border Initiative, should also require several thousand additional beds in the near term, and we will consider the needs of this agency as well as a number of other customers in making plans for additional bed capacity."

GUIDANCE

The Company expects diluted earnings per share for the first quarter of 2006 to be in the range of $0.47 to $0.50, and full year EPS to be in the range of $2.10 to $2.17, excluding $0.02 per diluted share, net of taxes, for expenses associated with the aforementioned debt refinancing transactions completed in the first quarter of 2006. This guidance includes expenses totaling $0.09 per diluted share, net of taxes, for stock-based compensation, compared with $0.03 per diluted share, net of taxes, during 2005 for the amortization of restricted stock.

During 2006, the Company expects to invest approximately $154.6 million in capital expenditures, consisting of approximately $111.0 million in prison construction and expansions, $28.1 million in maintenance capital expenditures and $15.5 million in information technology.

SUPPLEMENTAL FINANCIAL INFORMATION AND INVESTOR PRESENTATIONS

The Company has made available on its website supplemental financial information and other data for the fourth quarter and year ended December 31, 2005. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Financial Information" of the Investor section.

The Company's management may meet with investors from time to time during the first quarter of 2006. Written materials used in the investor presentations will also be available on the Company's website beginning February 13, 2006. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Webcasts" of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2005 fourth quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on February 16, 2006, by dialing 877-519-4471, pass code 6951068.

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 6


ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 63 facilities, including 39 company-owned facilities, with a total design capacity of approximately 71,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities and the commencement of new management contracts;
(iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations and as the result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 7


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 DECEMBER 31,
                                                                           -----------------------
                                                                              2005         2004
                                                                           ----------   ----------
                                 ASSETS
Cash and cash equivalents                                                  $   64,901   $   50,938
Restricted cash                                                                11,284       12,965
Investments                                                                    19,014        8,686
Accounts receivable, net of allowance of $2,258 and $1,380, respectively      176,560      154,288
Deferred tax assets                                                            32,488       56,410
Prepaid expenses and other current assets                                      15,884       16,636
Current assets of discontinued operations                                          --        2,365
                                                                           ----------   ----------
   Total current assets                                                       320,131      302,288
Property and equipment, net                                                 1,710,794    1,659,858
Investment in direct financing lease                                           16,322       17,073
Goodwill                                                                       15,246       15,563
Other assets                                                                   23,820       28,144
Non current assets of discontinued operations                                      --          152
                                                                           ----------   ----------
   Total assets                                                            $2,086,313   $2,023,078
                                                                           ==========   ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                                      $  158,267   $  144,815
Income taxes payable                                                            1,435       22,207
Current portion of long-term debt                                              11,836        3,182
Current liabilities of discontinued operations                                  1,774        2,061
                                                                           ----------   ----------
   Total current liabilities                                                  173,312      172,265
Long-term debt, net of current portion                                        963,800      999,113
Deferred tax liabilities                                                       12,087       14,132
Other liabilities                                                              20,483       21,574
                                                                           ----------   ----------
   Total liabilities                                                        1,169,682    1,207,084
                                                                           ----------   ----------
Commitments and contingencies
Common stock - $0.01 par value; 80,000 shares authorized; 39,694 and 35,415 shares issued and outstanding at December 31, 2005 and
   2004, respectively                                                             397          354
Additional paid-in capital                                                  1,506,184    1,451,885
Deferred compensation                                                          (5,563)      (1,736)
Retained deficit                                                             (584,387)    (634,509)
                                                                           ----------   ----------
   Total stockholders' equity                                                 916,631      815,994
                                                                           ----------   ----------
   Total liabilities and stockholders' equity                              $2,086,313   $2,023,078
                                                                           ==========   ==========

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 8


           CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE QUARTER           FOR THE YEAR
                                                               ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                                              -------------------   -----------------------
                                                                2005       2004        2005         2004
                                                              --------   --------   ----------   ----------
REVENUE:
   Management and other                                       $316,161   $287,524   $1,188,649   $1,122,542
   Rental                                                        1,036        971        3,991        3,845
                                                              --------   --------   ----------   ----------
                                                               317,197    288,495    1,192,640    1,126,387
                                                              --------   --------   ----------   ----------
EXPENSES:
   Operating                                                   234,440    216,300      898,793      850,366
   General and administrative                                   16,576     12,836       57,053       48,186
   Depreciation and amortization                                15,750     14,495       59,882       54,445
                                                              --------   --------   ----------   ----------
                                                               266,766    243,631    1,015,728      952,997
                                                              --------   --------   ----------   ----------
OPERATING INCOME                                                50,431     44,864      176,912      173,390
                                                              --------   --------   ----------   ----------
OTHER EXPENSES:
   Interest expense, net                                        15,683     17,368       63,928       69,177
   Expenses associated with debt refinancing and
      recapitalization transactions                                 --         --       35,269          101
   Other expenses                                                   23        449          263          943
                                                              --------   --------   ----------   ----------
                                                                15,706     17,817       99,460       70,221
                                                              --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES           34,725     27,047       77,452      103,169
   Income tax expense                                          (11,071)   (12,102)     (26,888)     (41,514)
                                                              --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS                               23,654     14,945       50,564       61,655
   Income (loss) from discontinued operations, net of taxes       (249)       (18)        (442)         888
                                                              --------   --------   ----------   ----------
NET INCOME                                                      23,405     14,927       50,122       62,543
   Distributions to preferred stockholders                          --         --           --       (1,462)
                                                              --------   --------   ----------   ----------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                   $ 23,405   $ 14,927   $   50,122   $   61,081
                                                              ========   ========   ==========   ==========
BASIC EARNINGS PER SHARE:
   Income from continuing operations                          $   0.60   $   0.42   $     1.31   $     1.71
   Income (loss) from discontinued operations, net of taxes      (0.01)        --        (0.01)        0.03
                                                              --------   --------   ----------   ----------
      Net income available to common stockholders             $   0.59   $   0.42   $     1.30   $     1.74
                                                              ========   ========   ==========   ==========
DILUTED EARNINGS PER SHARE:
   Income from continuing operations                          $   0.58   $   0.38   $     1.26   $     1.53
   Income (loss) from discontinued operations, net of taxes         --         --        (0.01)        0.02
                                                              --------   --------   ----------   ----------
      Net income available to common stockholders             $   0.58   $   0.38   $     1.25   $     1.55
                                                              ========   ========   ==========   ==========

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

                                                 CCA 2005 Fourth Quarter Results
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED FREE CASH FLOW

                                                              FOR THE QUARTER         FOR THE YEAR
                                                             ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                            -------------------   -------------------
                                                              2005       2004       2005       2004
                                                            --------   --------   --------   --------
Pre-tax income available to common stockholders             $ 34,476   $ 27,029   $ 77,010   $102,595
Expenses associated with debt refinancing and
   recapitalization transactions                                  --         --     35,269        101
Income taxes paid                                               (140)      (170)   (15,776)    (3,511)
Depreciation and amortization                                 15,750     14,495     59,882     54,445
Depreciation and amortization for discontinued operations         --         16        186        129
Income tax (benefit) expense for discontinued operations        (116)       (14)      (217)       542
Stock-based compensation reflected in G&A expenses             1,499         --      2,673         --
Amortization of debt costs and other non-cash interest         1,307      1,530      5,341      6,750
Maintenance and technology capital expenditures              (11,326)   (12,770)   (36,205)   (48,423)
                                                            --------   --------   --------   --------
ADJUSTED FREE CASH FLOW                                     $ 41,450   $ 30,116   $128,163   $112,628
                                                            ========   ========   ========   ========

CALCULATION OF EBITDA AND ADJUSTED EBITDA

                                                              FOR THE QUARTER       FOR THE YEAR
                                                            ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                            ------------------   -------------------
                                                               2005       2004     2005       2004
                                                             -------   -------   --------   --------
Net income                                                   $23,405   $14,927   $ 50,122   $ 62,543
Interest expense, net                                         15,683    17,368     63,928     69,177
Depreciation and amortization                                 15,750    14,495     59,882     54,445
Income tax expense                                            11,071    12,102     26,888     41,514
(Income) loss from discontinued operations, net of taxes         249        18        442       (888)
                                                             -------   -------   --------   --------
EBITDA                                                       $66,158   $58,910   $201,262   $226,791

Stock option compensation expense associated with
   accelerated vesting                                           989        --        989         --
Expenses associated with debt refinancing and
   recapitalization transactions                                  --        --     35,269        101
                                                             -------   -------   --------   --------
ADJUSTED EBITDA                                              $67,147   $58,910   $237,520   $226,892
                                                             =======   =======   ========   ========

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

                                                 CCA 2005 Fourth Quarter Results
                                                                         Page 10


CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

                                                                           FOR THE YEAR ENDED
                                                                            DECEMBER 31, 2005
                                                                           ------------------
Net income available to common stockholders                                     $ 50,122
Special items:
   Expenses associated with debt refinancing and recapitalization
      transactions                                                                35,269
   Stock option compensation expense associated with accelerated vesting             989
   Income tax benefit for special items                                          (12,587)
                                                                                --------
Adjusted net income available to common stockholders                              73,793
Interest expense applicable to convertible notes, net of taxes                       129
                                                                                --------
Diluted adjusted net income available to common stockholders                    $ 73,922
                                                                                ========

Weighted average common shares outstanding - basic                                38,475
Effect of dilutive securities:
   Stock options and warrants                                                      1,149
   Convertible notes                                                                 544
   Restricted stock-based compensation                                               113
                                                                                --------
Weighted average shares and assumed conversions - diluted                         40,281
                                                                                --------
ADJUSTED DILUTED EARNINGS PER SHARE                                             $   1.84
                                                                                ========

                   NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Net income excluding special charges, EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company's correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA the impact of the Company's financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges, even though such items may or may not require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges, EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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